Coopers & Lybrand
chartered accountants
145 King Street West
Toronto, Ontario
Canada M5H 1V8

tel.: (416) 869-1130
fax: (416) 863-0926

November 11,  1997



REPORT OF INDEPENDENT ACCOUNTANTS
TO ACCOMPANY FORM N-SAR




To the Investors & Trustees of Standish, Ayer & Wood Master Portfolio:
         Standish Small Capitalization Equity Portfolio
         Standish Small Capitalization Equity Portfolio II
         Standish Equity Portfolio

In planning and performing our audits of the financial statements and financial supplemental data of the above referenced Funds of Standish, Ayer & Wood Master Portfolio for the periods ended September 30, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and supplemental data and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Standish, Ayer & Wood Master Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above.

This report is solely for the information and use of management, the Board of Trustees of Standish, Ayer & Wood Master Portfolio and the Securities and Exchange Commission.





Chartered Accountants
Toronto, Ontario

Web site: www.ca.coopers.com
Coopers & Lybrand is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.

BJM/sh